                     ARTICLES OF ASSOCIATION OF THE COMPANY
                           " CORPORACION EOLICA S.L."

                    PART I.- NAME, DURATION, ADDRESS, OBJECT

Article 1.- Name

A Limited Liability Company to be known as CORPORACION EOLICA S.L. is hereby set up, governed by these Articles, and, where no provision is contained therein, by the Limited  Liability  Company Act Law  N°2/1995 of 23rd of March and other applicable provisions.

Article 2.- Object

The  Object of the  Company is to  purchase,  hold,  make use of and  dispose of assets  and real  estate of any type as long as a special  authorisation  is not required complying at all times with current legislation.

The Company may carry out the activities  mentioned  directly or indirectly,  in whole or in part,  through  shareholdings  in other  companies  with the same or similar objects.

Activities that require the possession of any special  requirements that are not fulfilled by the Company are excluded from the Object.

If legal  provisions  require  any  professional  title,  official  licence,  or inscription  in any Public  Register in order to carry out any of the activities included  in the  Company's  Object,  the said  activities  must be carried  out through a person who has such a professional title and who may not undertake the same until the rele4vant authorisation has been obtained.

Article 3.- Duration and Start of Operations

The duration of the Company is indefinite  and will start trading on the date of execution of its incorporation documents.

Article 4.- Address and Branches

1.   The Company's  Registered Office is in Madrid, Plaza de Manuel Gomez Moreno
     s/n, Edificio Bronce, Planta 9ª

2.   The  Administrative  Body may resolve to move the registered  office within the same municipal boundaries.

3.   In the same way the Administrative  Body may resolve to create,  dispose of or move branches within national territory

                     PART II.- REGISTERED CAPITAL AND SHARES

Article 5.- Registered Capital and Shares

The  registered  capital is ONE THOUSAND AND FOURTEEN  MILLION NNINE  HUNDREDAND
EIGHTY THOUSAND  PESETAS  (1.114.980.000  Pesetas)  divided into one hundred and eleven  thousand four hundred and ninety eight  (111.498)  shares with a nominal value of TEN THOUSAND PESETAS (10.000 Pesetas) each, numbered consecutively from
1 to 11.498 both  inclusive  that  should not be  incorporated  into  negotiable documents nor be called shares. The share capital is totally subscribed and paid
up.

Article 6.- Shareholder's Register

The Company shall keep a Share Register  according to law. And every shareholder will have access to consult this register.

The shareholder will have the right to obtain  certificates of their own Company shares appearing in the register.

Article 7.- Transfer of Shares

The transfer of company shares will be governed by the provisions set out in the
Limited Liability Company Act, Law N°2/1995 of 23rd of March.

The Company  will have a  preferential  right of purchase of the Company  shares that are auctioned or any other form of compulsory  disposal in accordance  with legal provisions.

Article 8.- Rights "on rem" over Shares

The  constitution  of  rights on rem over the  shares  will be  governed  by the provisions  set  out in Law  N°  2/1995,  of 23rd of  March  of the  Limited
Liability Company Act.

                            PART III.- COMPANY BODIES

Article 9.- Company Bodies

The  Company is governed  and  managed by the  General  Meeting and the Board of
Directors.

                         CHAPTER I: THE GENERAL MEETING

Article 10.- General Provisions

The  shareholder's  will rule the Company by in majority  expressing their will.
This majority shall necessarily be form at the General Meeting.  Each share will give the bearer the right to issue one vote.

The  agreement  of the  General  Meeting  is  binding  on all the  shareholders, including those dissenting and those absent,  without prejudice to the rights of appeal that the law allows them.

Article 11.- Powers of the General Meeting

The General Meeting will have to deliberate and make agreements on the following matters:

a)   Approve or disapprove  company  management and, if  appropriate,  adopt the accounts for the previous  financial year and resolve as to the application of results.
b)   Appoint  or  dismiss  administrators,  liquidators,  and  if the  case  be, auditors and be legally responsible for them.
c)   Authorise the  administrators  to exercise by themselves or through  others any similar activity related to the Company Object.
d)   Modify the Articles of Association
e)   Increase or reduce the capital
f)   Transform, merge and demerger of the company.
g)   Winding up the company.
h)   Any other matters covered by law of this Articles.

Article 12.- Adopting Resolutions

The company shall be ruled by the will of the shareholders. A majority vote will be necessary for the adoption of resolutions as provided by Law  N°2/1995 of
23rd March of the Limited Liability Company Act.

Article 13.- Calling the Meeting

The  General  Meeting  shall be called by the  Administrative  Body by  recorded delivery post and acknowledgement of receipt,  telegram or fax or any other form of written  communication.  The calling notice shall be sent to all shareholders appearing in the Shareholder's  Register, to the addresses included therein. The notice shall state the company's  name,  venue,  date and time of the meeting as well as the Agenda,  a list of matters to be discussed and the name of person or persons sending it out.

At least fifteen days shall elapse  between  calling the meeting and its planned date counting from the date that the last shareholder receives the notice.

The Administrative Body shall call a General Meeting as and when it sees fit and at the  request  of one or more  shareholders  representing  at  least 5% of the company's capital.

Article 14.- Quorum of the General Meeting

The General  Meeting  will be validly  constituted  provided  that all the share capital is present or represented.

Article 15.- Universal Meeting

Not withstanding  the above, the General Meeting will be validly  constituted to deal with any matter without  requiring  previous notice,  provided that all the share capital is present or represented and that those present agree unanimously to the Meeting being held and to the Agenda of said Meeting.

Article 16.- Procedure for Discussing and Adopting Resolutions

The  General   Meeting  will  be  preside  by  the  Chairman  of  The  Board  of
Administration or in his absence by a shareholder  present of his representative elected by the General Meeting. The Secretary of the General Meeting will be the appointed  secretary  of the Board of  Administration,  or in his  absence  by a shareholder specifically elected by the General Meeting.

Before  beginning the Agenda,  the Secretary of the General  Meeting will make a list of those present which will include the names of the  shareholders  present and of those  represented  and their  representatives,  as well as  stating  the corresponding number of shares.

Once the list of  attendees  has been drawn up, the  Chairman  will  declare the
General Meeting validly constituted and, if appropriate,  he will specify if all or part of the matters included in the Agenda will be dealt with.

The Chairman will open the discussions  with the matters  included in the Agenda and in the order in which they are set out.

Everybody with a right to attend may intervene in the discussion, at least once, regarding each one of the matters on the Agenda.  Nevertheless,  the Chairman of the General  Meeting  will be able to set out a rota for the  interventions  and limit, at any time, the maximum duration of each one.

Once the Chairman considers that any matter has been sufficiently  discussed, it will be submitted to a vote.

                       CHAPTER II: THE ADMINISTRATIVE BODY

                         Section 1.- General Provisions

Article 17.- Structure of the Administrative Body

1.   The Company will be managed by a Board of Directors with a minimum of 3 and a maximum of 12 directors. 2. The General Meeting will decide on the number of directors and appoint the persons that will form the Board of Directors.

Article 18.- Requirements.

A member  of the Board of  Directors  does not have to be a  shareholder  of the
Company.

Article 19.- Duration of Office

The  members  of the Board of  Directors  shall be in office  for an  indefinite period.

Article 20.- Remuneration

The office of director is remunerated.

The  General  Meeting  will  decide  on a fixed  annual  fee to  remunerate  the directors.

Article 21.- Officers of the Board of Directors

1.   The Board of Directors  shall elect its Chairman and, if so wished,  one or more Vice-Chairmen. In the cases of several Vice-Chairmen, each one of them shall be numbered.  The priority of the number will  determine the order in which the  Vice-Chairmen  will substitute the Chairman in cases of absence, incapacity or vacancy.

2.   The Board of  Directors  shall  elect a  Secretary  and,  if so  wished,  a
     Vice-Secretary,  neither of whom have to be  directors,  in which case they will  have the  right to speak  but not to vote.  The  Vice-Secretary  will substitute the Secretary in case of absence, incapacity or vacancy.

Article 22.- Notice Convening the Board of Directors

1.   The Board of  Directors  will be  convened by the  Chairman,  or in case of death, absence, incapacity or impossibility,  by the Vice-Chairman,  and at least one meeting  shall be held every  three  months  provided  that it is considered necessary or appropriate. The said meeting must be held whenever at least one member of the Board of  Directors  requests  it. If 15 natural days have passed from receipt of the request  without the  Chairman  having convened  the Board,  the member of the Board that  requested  the  meeting shall convene it.

2.   It will not be necessary to include the Agenda in the notice

3.   The notice  will be sent by letter or fax to the address of each one of the members  of the Board with a minimum  notice of 48 hours  prior to the date set for the  meeting.  It will not be necessary to send a notice if all the members of the Board of Directors were notified at the previous meeting.

4.   The Board of Directors is taken as been  validly  constituted  without need for a notice if all the  members  are  present  or  represented  and accept unanimously that the meeting be held.

Article 23.- Venue

The Board of Directors meetings will be held at the company's registered office, except when the notice indicates a different venue.

Article 24.- Quorum of the Board of Directors

1.   The Board shall be considered  quorate when the majority of its members are present or represented by a proxy.

2.   The members of the Board could only delegate their powers on another member of the Board.

3.   Proxies  shall be  appointed by letter or any other  writing  method and be specific for each meeting.

Article 25.- Agenda

The Board of  Directors  shall  discuss an adopt  resolutions  upon any  matters within its powers even when they are not specifically included in the Agenda.

Article 26.- Procedure for  Discussing and Adopting  Resolutions of the Board of
             Directors.

1.   The Chairman  shall submit for  discussion the matters on the Agenda either if they  were  included  in the  notice  or if they  were  drawn  up at the beginning of the  meeting.  Every  member of the Board,  either  before the meeting or during it, will have a right to put forward for  discussion  and vote thereafter any other matter in the order determine by the Chairman.

2.   Once the Chairman considers a matter sufficiently discussed, he will put it to the vote, each member of the Board present or represented  will have one vote.

3.   The resolutions will be adopted by absolute  majority of the members of the
     Board that attend in person or by representation. In the case of a draw the
     Chairman will have a casting vote.

Article 27.- Minutes and Certifications of the Board of Directors

1-   Minutes of the Board of Directors  will be drawn up by the Secretary or, in his absence by the Deputy  Secretary if no persons are  appointed  for this office,  the Minutes will be draw up by a person  elected by the members to fulfil the role of Secretary.

2-   The Minutes may be approved by the Board  itself at the end of each meeting or by the Chairman together with two more members of the Board.

Article 28.- Delegation of Powers

1-   The board of Directors may delegate  permanently,  the whole or part of its powers to an executive  committee and one or more managing  directors,  and decide upon the members of the Board who would hold office in the delegated body.

2-   The permanent  delegation of powers and the selection of the members of the
     Board  who are to  occupy  such  offices  should  require  to be valid  the favourable vote of two thirds of the members of the Board.

3-   The annual accounts and their presentation to the General Meeting under any circumstance  shall be  delegated,  the powers of the  organization  of the
     Board itself and those that the General Meeting could have delegated to the
     Board could not be delegated  except by the relevant  authorisation  of the latter by the General Meeting.

4-   Not withstanding the above mentioned  delegation,  the Board shall keep the delegated powers.

                  SECTION 2.- Powers of the Administrative Body

Article 29.- Administration Powers

The Board of Directors has exclusive powers in all matters not covered by law or these Articles.

Article 30.- Power of Attorney

Power  of  Attorney,  in and out of  court,  shall  be  vested  on The  Board of
Directors. If the Board of Directors agree to delegate its powers in one or more managing directors, each one of them will exercise each faculty individually.

      SECTION 3.- FORMALISATION BY PUBLIC INSTRUMENT OF COMPANY RESOLUTIONS

Article 31.- People empowered for the submission

1    The  Secretary of the Board or his deputy will submit to public  instrument the resolutions adopted by the company's bodies.

2    The submission to public instrument of the company's  resolutions will also be carried out by a member or members of the Board of  Directors  expressly empowered by the  corresponding  body at the meeting  where the  resolution were adopted and, if  appropriate,  by the  Chairman or  Vice-Chairman  and
     Directors or Managing Directors, if any.

3    In all cases, the people empowered will have their appointment currently in force and be registered in the Mercantile Register.

                            PART IV.- ANNUAL ACCOUNTS

Article 32.- Financial Year

The financial  year will commence on the 1st of January and will end on December
31st each  year.  Exceptionally,  the first  year will  commence  on the date of execution of its incorporation documents and will end on December 31st 1999.

Article 33.- Annual Accounts Preparation

1.-  The  administrators  will  prepare and sign annual  accounts,  a management report and propose the allocation of results.

2.-  The  documents for the annual  accounts  should be  abbreviated  if legally possible.

Article 34 Annual Accounts Review

The annual accounts and the management  report shall be reviewed by the auditors according to law.  Notwithstanding  the above, the Administrative Body could not submit the accounts for review if they were drawn up on an abbreviated form.

Article 35.- Approval and Deposit of the Annual Accounts

1.-  The annual accounts should be submitted to the General Meeting.

2.-  Once the annual  accounts  have been  approved,  the General  Meeting shall propose the allocation of results.